Exhibit 11

                            DAKA INTERNATIONAL, INC.
                  STATEMENT REGARDING COMPUTATION OF PER SHARE
                 EARNINGS Three months ended September 28, 1996
                             and September 30, 1995
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                  1996        1995
                                                                 ------      ------
Primary:

Net income (loss) ...........................................   $ (4,416)   $  2,255
                                                                ========    ========

Weighted average number of common shares outstanding ........     11,124       8,034
Additional shares assuming conversion of stock options ......       --           341
                                                                --------    --------

Average common shares outstanding and equivalents ...........     11,124       8,375
                                                                ========    ========

Primary earnings (loss) per share:
Net income (loss) ...........................................   $  (0.40)   $   0.27
                                                                ========    ========

Fully Diluted:

Net income (loss) ...........................................   $ (4,414)   $  2,255
Interest expense on Convertible notes, after tax effect .....       --           216
                                                                --------    --------
                                                                $ (4,414)   $  2,471
                                                                ========    ========

Weighted average number of common shares outstanding ........     11,124       8,034
Weighted average number of shares related to notes converted,
  prior to conversion .......................................       --           158
Weighted average number of shares related to Preferred Stock
  converted, prior to conversion ............................       --         1,196
Additional shares issuable upon conversion of Preferred Stock       --           265
Additional shares issuable upon conversion of Notes .........       --         1,292
Additional shares assuming conversion of stock options ......       --           398
                                                                --------    --------
                                                                  11,124      11,343
                                                                ========    ========

Fully diluted earnings (loss) per share:
Net income (loss) ...........................................   $  (0.40)   $   0.22
                                                                ========    ========
